Exhibit 99.2

                                  NEWS RELEASE

                                NOVEMBER 14, 2000

   FIBERCORE ANNOUNCES 367% RECORD REVENUE GROWTH AND FIRST PROFITABLE QUARTER

CHARLTON, Mass.--(BUSINESS WIRE)--Nov. 14, 2000--FiberCore, Inc. (Symbol:
Nasdaq "FBCE "). FiberCore, Inc., a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications market, today announced record sales and operating income for the three and nine months ended September 2000 which includes the operations of Xtal FiberCore S.A. (formerly "Xtal Fibras Opticas S.A. "), the Company's recently acquired facility in Brazil, from June 1, 2000.

Sales for the three and nine month periods ended September 30, 2000 were $13,188,000 and $23,054,000, respectively, compared to sales of $2,824,000 and $7,850,000 for the same periods in 1999. This represents an increase of $10,364,000 or 367% for the three months and $15,204,000 and 194% for the nine months ended September 30, 2000 compared to the same periods in 1999. Excluding Xtal, sales grew by 41% for the three months and 43% for the nine months ended September 30, 2000 compared to the same periods in 1999.

Commenting on the jump in sales, Dr. Mohd Aslami, President and CEO cited "continuing high product demand, higher pricing, and strong performance from Xtal. In contrast to the fiber optic component sector, where several companies have recently indicated some softness in the market, our experience has been quite the opposite. We enjoy a unique position as the only pure fiber supplier in the Western Hemisphere, which independent cable manufacturers recognize when looking to enter into long-term supply contracts. This translates into a demand for our products that is several times greater than the planned capacity expansion already in progress," added Dr. Aslami." In fact, one customer has already entered into a sizeable long-term "take or pay" contract that also provides for payments in advance of shipment, and we are in similar negotiations with other customers. Contracts like this benefit both parties by facilitating our capacity expansion while securing the customer's fiber source."

The Company's net income in the third quarter was $836,000 versus a net loss of $589,000 for the same period in 1999. The strong third quarter showing represents the Company's first profitable quarter and a major turning point. Excluding the effect of non-cash interest charges of $5,405,000, the Company would have reported net income for the nine months ended September 30, 2000 of $412,000 rather than a net loss of $4,993,000 compared to a net loss of $1,963,000 for the same period in 1999.

Favorable operating trends have also led to an increase in net cash provided by operations of $3,500,000 for the nine months ended September 30, 2000, as compared to cash used in operations of $315,000 for the same period in 1999.

Following are the results of consolidated operations for the Company for the three and nine months ended September 30:

                                     ($000)

                 Three Months Ended             Nine Months Ended
                    September 30,                 September 30,
                 ------------------            ---------------------
                  2000        1999              2000            1999
                 -----        -----            ------           ------
Sales (a)     $    13,188    $   2,824   $     23,054     $      7,850
Operating
 income
(loss)        $     1,961    $   (444)   $     2,280      $    (1,171)
Net income
(loss)        $       836    $   (589)   $    (4,993)(b)  $    (1,963)
Income (loss)
 per share:
 Basic        $       .02    $   (0.02)  $      (0.11)    $      (0.05)
 Diluted      $       .01    $   (0.02)  $      (0.11)    $      (0.05)

Weighted
 average
 shares:

 Basic         52,803,670  36,709,964     47,073,042       36,324,061
 Diluted       59,482,582  36,709,964     47,073,042       36,324,061

(a) Includes Xtal's quarterly sales of $9,214,000 and four month sales of $11,808,000

(b) Includes the effect of non-cash interest charges of $5,405,000 of which $5,317,000 was reported in the 2nd qtr. and $88 in the 3rd qtr.

For more information about the Company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone -
(508) 248-3900 or by FAX - (508) 248-5588 or E-Mail FiberCore@aol.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; ability to obtain required financing; dependence on a limited number of suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

     FiberCore, Inc.
     Charles DeLuca

     508-248-3900
     FBCE2CDL@aol.com